Exhibit 99.1

      WESTWOOD HOLDINGS GROUP, INC. REPORTS FIRST QUARTER 2006 RESULTS AND
                           DECLARES QUARTERLY DIVIDEND

Dallas, April 27, 2006 - Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2006 first quarter revenues of $6.5 million, net income of $1.3 million and earnings per diluted share of $0.23. This compares to revenues of $5.1 million, net income of $875,000 and earnings per diluted share of $0.16 in the first quarter of 2005.

Revenues for the first quarter 2006 increased 28.1% compared to the first quarter 2005, primarily as a result of increased average assets under management. Assets under management were $5.4 billion as of March 31, 2006, an increase of 31.4% compared to $4.1 billion on March 31, 2005. Average assets under management for the first quarter of 2006 were $5.1 billion, an increase of 27.4% compared with 2005. The increase in period ending assets under management was principally attributable to inflows of assets from new clients and the market appreciation of assets under management, partially offset by the withdrawal of assets by certain clients.

Total expenses for the first quarter 2006 were $4.5 million compared to $3.7 million for the first quarter 2005, an increase of approximately $807,000. The primary driver of the increase was employee compensation and benefits costs, which increased by approximately $593,000 due to higher restricted stock expense as a result of additional grants in the third quarter of 2005, increased salary expense due to increased headcount and salary increases and an increase in incentive compensation expense. In the first quarter of 2006, Westwood recorded a positive cumulative effect of a change in accounting principle of $39,000, net of taxes, in order to comply with the requirements of FASB's Statement of Financial Accounting Standards No. 123 Revised.

Westwood Trust contributed revenue of $1.9 million and net income of $245,000 in the first quarter of 2006, compared to revenue of $1.7 million and net income of $227,000 in the first quarter 2005. Westwood Trust assets under management as of March 31, 2006 were $1.3 billion, an increase of 23.3% compared to March 31, 2005. Westwood Trust's Enhanced BalancedTM asset allocation strategies continued to gain acceptance with small to mid-sized institutions and high net worth individuals and provided clients with returns ahead of traditional balanced account benchmarks.

Westwood also announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per share, payable on July 3, 2006 to stockholders of record on June 15, 2006.

Brian O. Casey, Westwood's Chief Executive Officer, commented, "We are pleased to see continued growth in our business as assets under management increased by 31.4% over the past year and 8.9% over the past quarter. This strong growth is a result of the outstanding performance generated by our investment teams as well as a number of new client account wins over the past year. All of our employees support and contribute to the performance and service that we deliver to our clients. Therefore, we are gratified that our stockholders have approved proposals that will allow the Company to continue to offer equity-based awards in lieu of increased cash compensation as a key component of our compensation program. We strongly believe that this method of compensation ensures that the interests of our employees, clients and stockholders are aligned."

About Westwood
--------------

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, a family of institutional, no-load mutual funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides, to institutions and high net worth individuals, trust and custodial services and participation in common trust funds that it sponsors. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit the Company's website at www.westwoodgroup.com.

Note on Forward-looking Statements
----------------------------------

Statements that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth and profitability, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "continue," "comfortable with," "optimistic," "look forward to" and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include the risks and uncertainties referenced in our documents filed with, or furnished to, the Securities and Exchange Commission, including without limitation those identified under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                     ---------------------------
                                                         2006           2005
                                                     ------------   ------------
REVENUES:
  Advisory fees ..................................   $      4,179   $      3,191
  Trust fees .....................................          1,898          1,703
  Other revenues .................................            434            188
                                                     ------------   ------------
    Total revenues ...............................          6,511          5,082
                                                     ------------   ------------
EXPENSES:
  Employee compensation and benefits .............          3,191          2,598
  Sales and marketing ............................            188             82
  Information technology .........................            242            185
  Professional services ..........................            353            319
  General and administrative .....................            494            477
                                                     ------------   ------------
    Total expenses ...............................          4,468          3,661
                                                     ------------   ------------
Income before income taxes .......................          2,043          1,421
Provision for income taxes .......................            786            546
                                                     ------------   ------------
Income before cumulative effect of
 accounting change................................          1,257            875
Cumulative  effect of change in
 accounting  principle,  net of
 income taxes of $21 .............................             39              -
                                                     ------------   ------------
Net income .......................................   $      1,296   $        875
                                                     ============   ============
Earnings per share:
  Basic:
    Continuing operations ........................   $       0.23   $       0.16
    Cumulative effect of an accounting change ....              -              -
                                                     ------------   ------------
    Net income ...................................   $       0.23   $       0.16
                                                     ============   ============
  Diluted:
    Continuing operations ........................   $       0.22   $       0.16
    Cumulative effect of an accounting change ....           0.01              -
                                                     ------------   ------------
    Net income ...................................   $       0.23   $       0.16
                                                     ============   ============

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2006 AND DECEMBER 31, 2005
               (in thousands, except par values and share amounts)
                                   (unaudited)

                                                                                MARCH 31,     DECEMBER 31,
                                                                                   2006           2005
                                                                               ------------   ------------
                                   ASSETS
Current Assets:
  Cash and cash equivalents ................................................   $      1,081   $      1,897
  Accounts receivable ......................................................          2,838          2,452
  Investments, at market value .............................................         17,657         17,878
  Other current assets .....................................................            460            410
                                                                               ------------   ------------
    Total current assets ...................................................         22,036         22,637
  Goodwill .................................................................          2,302          2,302
  Deferred income taxes ....................................................            971            817
  Property and equipment, net of accumulated depreciation of $586 and $523 .          1,496          1,554
                                                                               ------------   ------------
    Total assets ...........................................................   $     26,805   $     27,310
                                                                               ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities .................................   $        702   $        715
  Dividends payable ........................................................            539            539
  Compensation and benefits payable ........................................            878          2,980
  Income taxes payable .....................................................            849            694
  Other current liabilities ................................................              7              7
                                                                               ------------   ------------
    Total current liabilities ..............................................          2,975          4,935
Deferred rent ..............................................................            794            816
                                                                               ------------   ------------
    Total liabilities ......................................................          3,769          5,751
                                                                               ------------   ------------
Stockholders' Equity:
  Common stock, $0.01 par value, authorized 10,000,000 shares, issued and outstanding 5,991,647 shares at March 31, 2006; issued and outstanding
   5,986,647 shares at December 31, 2005 ...................................             60             60
  Additional paid-in capital ...............................................         15,607         21,459
  Unamortized stock compensation ...........................................              -         (6,572)
  Retained earnings ........................................................          7,369          6,612
                                                                               ------------   ------------
    Total stockholders' equity .............................................         23,036         21,559
                                                                               ------------   ------------
Total liabilities and stockholders' equity .................................   $     26,805   $     27,310
                                                                               ============   ============

SOURCE: Westwood Holdings Group, Inc.

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle
(214) 756-6900

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